Exhibit 99.1

FOR IMMEDIATE RELEASE
Rimini Street, Inc. Announces Pricing of its Public Offering of Common Stock
Las Vegas, March 9, 2021 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of enterprise software products and services, the leading third party support provider for Oracle and SAP software products and a Salesforce partner, today announced the pricing of its previously announced underwritten public offering of 7,750,000 shares of common stock, at a public offering price per share of $7.75, for gross proceeds of approximately $60.0 million and net proceeds of approximately $57.0 million after deducting the underwriting discount, commissions and estimated offering expenses payable by Rimini Street. In connection with the offering, certain selling stockholders of Rimini Street have granted the underwriter a 30-day option to purchase up to an additional 1,162,500 shares of common stock. The offering is expected to close on March 11, 2021, subject to customary closing conditions.
Craig-Hallum Capital Group is acting as the sole managing underwriter for the offering.
Rimini Street intends to use the net proceeds for general corporate purposes, including, but not limited to, potential financing transactions that reduce cost of capital, working capital and other business purposes.
This offering is being made pursuant to shelf registration statements on Form S-3 (File No. 333-228322) and on Form S-3 (File No. 333-228320) filed with the Securities and Exchange Commission (SEC) and declared effective on November 21, 2018. The offering of the shares of common stock will be made by means of a prospectus, including a prospectus supplement, forming a part of each registration statement. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC, and will be available on the SEC’s website at http://www.sec.gov or may be obtained by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Rimini Street, Inc.
Rimini Street, Inc. (Nasdaq: RMNI) is a global provider of enterprise software products and services, the leading third-party support provider for Oracle and SAP software products and a Salesforce partner. The Company offers premium, ultra-responsive and integrated application management and support services that enable enterprise software licensees to save significant costs, free up resources for innovation and achieve better business outcomes. To date, more than 4,000 Fortune 500, Fortune Global 100, midmarket, public sector and other organizations from a broad range of industries have relied on Rimini Street as their trusted application enterprise software products and services provider. To learn more, please visit http://www.riministreet.com, follow @riministreet on Twitter and find Rimini Street on Facebook and LinkedIn. (IR-RMNI)
Forward-Looking Statements
Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. All

Rimini Street, Inc. Announces Proposed Public Offering of Common Stock	Page 2

statements pertaining to Rimini Street’s expectations regarding the expected use of proceeds from the offering described in this press release constitute forward-looking statements. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, the duration of and economic, operational and financial impacts on Rimini Street’s business of the COVID-19 pandemic, as well as the actions taken by governmental authorities, clients or others in response to the COVID-19 pandemic; catastrophic events that disrupt Rimini Street’s business or that of its current and prospective clients, changes in the business environment in which Rimini Street operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse developments in pending litigation or in the government inquiry or any new litigation; Rimini Street’s need and ability to raise additional equity or debt financing on favorable terms and Rimini Street’s ability to generate cash flows from operations to help fund increased investment in Rimini Street’s growth initiatives; the sufficiency of Rimini Street’s cash and cash equivalents to meet its liquidity requirements; the terms and impact of Rimini Street’s outstanding 13.00% Series A Preferred Stock; changes in taxes, laws and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the customer adoption of Rimini Street’s recently introduced products and services, including its Application Management Services (AMS), Rimini Street Advanced Database Security, and services for Salesforce Sales Cloud and Service Cloud products, in addition to other products and services Rimini Street expects to introduce in the near future; the loss of one or more members of Rimini Street’s management team; uncertainty as to the long-term value of Rimini Street’s equity securities; and those risks discussed under the heading “Risk Factors” in Rimini Street’s Annual Report on Form 10-K filed on March 3, 2021 and the prospectus supplement related to the public offering and as updated from time to time by other filings by Rimini Street with the Securities and Exchange Commission. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

Investor Relations Contact
Dean Pohl
Rimini Street, Inc.
+1 925 523-7636
dpohl@riministreet.com
Media Relations Contact
Michelle McGlocklin
Rimini Street, Inc.
+1 925 523-8414
mmcglocklin@riministreet.com
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© 2021 Rimini Street, Inc. All rights reserved. “Rimini Street” is a registered trademark of Rimini Street, Inc. in the United States and other countries, and Rimini Street, the Rimini Street logo, and combinations thereof, and other marks marked by TM are trademarks of Rimini Street, Inc. All other trademarks remain the property of their respective owners, and unless otherwise specified, Rimini Street claims no affiliation, endorsement, or association with any such trademark holder or other companies referenced herein.